UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    July 1, 2008

AspenBio Pharma, Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	001-33675 (Commission File Number)	84-1553387 (IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO (Address of principal executive offices)	80104 (Zip Code)

        Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                On July 1, 2008 the board of directors (the “Board”) of AspenBio Pharma, Inc. (the “Company”) appointed Michael R. Merson, to the Company’s Board of Directors, filling a vacancy created by the expansion of the size of the Board of Directors to nine members, to serve until the Company’s 2009 Annual Meeting of Shareholders or until his successor is elected and qualified. Mr. Merson was also appointed to serve on the Company’s Audit Committee and Compensation Committee.

                Michael Merson, 64, has since 2003, served on the board and was elected Chairman in 2004 of CareFirst – Blue Cross/Blue Shield the sixteenth largest health insurer in the United States with annual revenues of approximately $7.0 billion and covering over 3.2 million insured individuals. CareFirst is part of the BlueCross/Blue Shield group of insurance providers that collectively cover 100 million lives in the U. S. Mr. Merson previously held director and executive officer positions, primarily President and / or CEO with MedStar Health, Helix Health, Inc., Franklin Square Hospital Center and Preferred Health Network. He continues to provide consulting services to primarily healthcare related enterprises, focused on merger and acquisition, goal setting, business and governance issues and executive compensation and benefits through Michael R. Merson, LLC and Yaffe & Company, consultants.

                As a director, Mr. Merson was granted initial stock options upon appointment to the Board as well as an annual award of stock options for 2008, for total options evidencing the right to acquire 65,674 common shares at an exercise price of $6.38 per share. The options, granted under the Company’s 2002 Stock Incentive Plan, vest annually in arrears over three years and expire in ten years. Additionally under the directors’ compensation plan, as an independent director, he also will receive cash compensation of $1,000 per month.

                The Company issued a press release on July 8, 2008 in connection with the appointment of Mr. Merson, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01      Exhibits.

Exhibit No	Description

99.1	Press release dated July 8, 2008, titled, Michael R. Merson Joins AspenBio Pharma’s Board of Directors.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AspenBio Pharma, Inc. (Registrant)
Date: July 8, 2008	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer